EXHIBIT 99.1

Liberty Tax Service Announces Fiscal 2018 First Quarter Results

VIRGINIA BEACH, Va., Sept. 06, 2017 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, today reported results for the first quarter ended July 31, 2017.

The Company usually reports a loss in the first half of each fiscal year while preparing for the following tax season. In the first quarter of fiscal 2018, the Company reported a GAAP net loss of $9.8 million, or $0.76 per share, compared to a loss of $9.4 million, or $0.73 per share, in the prior year period. Non-GAAP net loss was $0.73 per share compared to a $0.66 per share loss in the prior year period.

($ in millions except per share data)	GAAP			Non - GAAP*
	Q1 2018	Q1 2017	Change	Q1 2018	Q1 2017	Change
Revenue	$8.2	$7.1	14.5%	$8.2	$7.1	14.5%
Operating expenses	24.1	22.4	8.0%	23.6	20.8	13.5%
Loss before taxes	(16.1)	(15.5)	4.0%	(15.6)	(14.0)	11.3%
Net Loss	(9.8)	(9.4)	3.5%	(9.5)	(8.5)	10.8%
Basic and Diluted EPS	(0.76)	(0.73)	4.1%	(0.73)	(0.66)	10.6%
*See reconciliation of non-GAAP to GAAP financial measures in Table D and additional information under Non-GAAP Financial Information.

Income Statement
Revenues for the three months ended July 31, 2017 increased to $8.2 million, or 14.5%, from $7.1 million in the prior year period. The increase was mainly due to higher assisted tax preparation fees from the year-round accounting offices, which were acquired in the prior fiscal year, as well as an increase in other revenues of $0.5 million.  Reported operating expenses increased $1.7 million, or 8.0%, largely resulting from the increased expenses of operating the acquired year-round accounting offices, while non-GAAP operating expenses increased $2.8 million, or 13.5%.

Balance Sheet
The Company had a cash balance of $6.3 million at July 31, 2017. The Company has drawn $20.6 million on its revolving credit facility as of July 31, 2017 compared to $28.0 million drawn at July 31, 2016.  The Company typically draws on this facility through the beginning of each tax season to provide for cash used in operations and for operating loans to franchisees.  The decrease in the usage of our credit facility is primarily due to a decrease in cash taxes paid in the first quarter compared to the prior year.

Dividend
On September 5, 2017, the Board of Directors approved a quarterly dividend to stockholders of $0.16 per share. The dividend will be paid on October 23, 2017 to holders of record of common stock and common stock equivalents on the close of business on October 13, 2017.

About Liberty Tax, Inc.
Founded in 1997 by John T. Hewitt, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying Table D titled “Reconciliation of Non-GAAP Financial Information to the Most Directly Comparable GAAP Financial Measures.”

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding future growth.  These forward-looking statements, as well as Company guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things; uncertainties regarding the Company's ability to attract and retain clients; the ability to continue to pay a quarterly dividend; the impact of the launch of a new franchise brand; uncertainties regarding the Company’s ability to meet its prepared returns targets; competitive factors; regulatory factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; costs associated with compliance efforts; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and other filings with the U.S. Securities and Exchange Commission.  The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Table A
Liberty Tax, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands

	July 31,	April 30,	July 31,
	2017	2017	2016
Current assets:	(Unaudited)		(Unaudited)
Cash and cash equivalents	$6,254	$16,427	$4,882
Current receivables, net	70,527	74,483	69,577
Assets held for sale	14,678	11,989	16,623
Income taxes receivable	47	55	7,093
Deferred tax asset	-	6,956	2,847
Other current assets	4,717	5,757	2,796
Total current assets	96,223	115,667	103,818

Property, equipment, and software, net	39,744	39,789	41,013
Notes receivable, non-current, net	16,322	16,245	22,142
Deferred tax asset	173	-	-
Goodwill	7,620	8,576	4,183
Other intangible assets, net	21,902	21,224	15,884
Other assets	2,814	2,767	3,246
Total assets	$184,798	$204,268	$190,286

Current liabilities:
Current installments of long-term obligations	$5,202	$7,738	$6,754
Accounts payable and accrued expenses	13,958	12,953	9,590
Due to Area Developers (ADs)	9,168	23,143	10,449
Income taxes payable	208	6,442	-
Deferred revenue - current	2,854	2,892	3,687
Total current liabilities	31,390	53,168	30,480

Long-term obligations, excluding current installments, net	17,816	18,461	18,298
Revolving credit facility	20,611	-	27,984
Deferred revenue and other - non-current	5,466	5,817	6,555
Deferred income tax liability	3,585	10,367	6,259
Total liabilities	78,868	87,813	89,576

Stockholders' equity:
Special voting preferred stock, $0.01 par value per share	-	-	-
Class A common stock, $0.01 par value per share	127	127	126
Class B common stock, $0.01 par value per share	2	2	3
Exchangeable shares, $0.01 par value per share	10	10	10
Additional paid-in capital	8,925	8,371	7,897
Accumulated other comprehensive loss, net of taxes	(1,065)	(2,084)	(1,580)
Retained earnings	97,931	110,029	94,254
Total stockholders' equity	105,930	116,455	100,710
Total liabilities and stockholders' equity	$184,798	$204,268	$190,286

Table B
Liberty Tax, Inc.
Condensed Consolidated Statement of Operations
Unaudited, amounts in thousands, except per share and share data

	Three months ended July 31,
	2017	2016	$ change	% change
Revenues:
Franchise fees	$71	$240	$(169)	-70.4%
Area Developer fees	1,068	970	98	10.1%
Royalties and advertising fees	1,689	1,455	234	16.1%
Financial products	582	536	46	8.6%
Interest income	2,297	2,658	(361)	-13.6%
Assisted tax preparation fees, net of discounts (1)	1,639	986	653	66.3%
Other revenue	842	304	538	177.1%
Total revenue	8,188	7,149	1,039	14.5%

Operating expenses:
Employee compensation and benefits	9,991	9,682	309	3.2%
Other costs and expenses	9,202	8,279	923	11.1%
Area Developer expense	372	460	(88)	-19.1%
Advertising expense	2,376	1,918	458	23.9%
Depreciation, amortization, and impairment charges	2,196	2,012	184	9.1%
Total operating expenses	24,137	22,351	1,786	8.0%
Loss from operations	(15,949)	(15,202)	(747)	4.9%

Other income (expense):
Foreign currency transaction gain (loss)	110	(8)	118	-1475.0%
Gain on sale of available-for-sale securities	-	50	(50)	n/a
Interest expense	(281)	(344)	63	-18.3%
Loss before income taxes	(16,120)	(15,504)	(616)	4.0%
Income tax benefit	(6,362)	(6,074)	(288)	4.7%
Net loss	$(9,758)	$(9,430)	$(328)	3.5%

Net loss per share of Class A and Class B
common stock:
Basic and diluted	$(0.76)	$(0.73)	$(0.03)	4.1%

Weighted-average shares outstanding basic and diluted	12,882,550	12,894,740	(12,190)	-0.1%

(1) Assisted tax preparation fees are now being reported separately and represent total revenues earned from
Company-owned offices. 2016 revenue has been adjusted for comparison purposes.

Table C
Liberty Tax, Inc.
Condensed Consolidated Statements of Cash Flows
Unaudited, amounts in thousands
	Three months ended July 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(9,758)	$(9,430)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	1,408	1,380
Depreciation, amortization, and impairment charges	2,196	2,012
Stock-based compensation expense	554	683
Gain on sale of available-for-sale securities	-	(50)
Gain on bargain purchases and sales of Company-owned offices	(536)	(28)
Deferred tax expense	(34)	578
Changes in accrued income taxes	(6,187)	(10,997)
Changes in other assets and liabilities	(2,167)	(6,071)
Net cash used in operating activities	(14,524)	(21,923)

Cash flows from investing activities:
Issuance of operating loans to franchisees and ADs	(11,275)	(10,828)
Payments received on operating loans to franchisees and ADs	1,545	1,096
Purchases of AD rights, Company-owned offices, and acquired customer lists	(352)	(1,802)
Proceeds from sale of Company-owned offices and AD rights	76	46
Proceeds from sale of available-for-sale securities	-	5,049
Purchase of property, equipment, and software	(1,110)	(1,556)
Net cash used in investing activities	(11,116)	(7,995)

Cash flows from financing activities:
Dividends paid	(2,339)	(2,223)
Repayment of amounts due to former ADs and franchisees	-	(423)
Repayment of long-term obligations	(3,283)	(416)
Borrowings under revolving credit facility	20,706	28,002
Repayments under revolving credit facility	(95)	(18)
Tax benefit of stock option exercises	-	60
Net cash provided by financing activities	14,989	24,982

Effect of exchange rate changes on cash, net	478	(88)
Net decrease in cash and cash equivalents	(10,173)	(5,024)
Cash and cash equivalents at beginning of period	16,427	9,906
Cash and cash equivalents at end of period	$6,254	$4,882

Table D
Liberty Tax, Inc.
Reconciliation of Non-GAAP Financial Information to the Most Directly Comparable GAAP Financial Measures
Unaudited, amounts in thousands, except per share data

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP); however, we believe that earnings before interest, taxes, depreciation, amortization and impairment ("EBITDA") and non-GAAP results should be evaluated, in addition to, and not as an alternative for, net loss as determined in accordance with GAAP. We consider our non-GAAP financial results to be a useful metric for management and investors to evaluate and compare current year results with prior periods. Because not all companies use the same calculations, our definition of EBITDA may not be comparable to similarly titled figures from other companies. In addition, when evaluating non-GAAP results, we exclude certain items that are not considered to be part of future operating results.

The following is a reconciliation of GAAP Net loss to EBITDA.

					Three Months Ended July 31,
					2017	2016

					(in thousands)
Net loss - as reported					$(9,758)	$(9,430)
Add back:
Interest expense					281	344
Income tax benefit					(6,362)	(6,074)
Depreciation, amortization, and impairment charges					2,196	2,012
Total Adjustments					(3,885)	(3,718)
EBITDA					$(13,643)	$(13,148)

The following is a reconciliation of our non-GAAP financial measures to the most comparable GAAP financial measures.
Amounts may not add or recalculate due to rounding.

For the three months ended July 31, 2017
		Operating	Loss from		Pre-tax	Net	Basic & Diluted
	Revenues	Expenses	Operations	EBITDA	Loss	Loss	EPS

As Reported	$8,188	$24,137	$(15,949)	$(13,643)	$(16,120)	$(9,758)	$(0.76)

Adjustments: (1)
Executive recruitment costs		(325)	325	325	325	197	$0.02
Compliance Task Force and related costs		(172)	172	172	172	104	$0.01
Total Adjustments	-	(497)	497	497	497	301	0.03
Non-GAAP	$8,188	$23,640	$(15,452)	$(13,146)	$(15,623)	$(9,457)	$(0.73)

For the three months ended July 31, 2016
		Operating	Loss from		Pre-tax	Net	Basic & Diluted
	Revenues	Expenses	Operations	EBITDA	Loss	Loss	EPS

As Reported	$7,149	$22,351	$(15,202)	$(13,148)	$(15,504)	$(9,430)	$(0.73)

Adjustments: (1)
Executive severance including stock-based compensation	-	(877)	877	877	877	533	0.04
Compliance Task Force and related costs	-	(640)	640	640	640	389	0.03
Gain on available-for-sale securities	-	-	-	(50)	(50)	(30)	-
Total Adjustments	-	(1,517)	1,517	1,467	1,467	892	0.07
Non-GAAP	$7,149	$20,834	$(13,685)	$(11,681)	$(14,037)	$(8,538)	$(0.66)

(1) The net loss impact of the adjustments is calculated using the effective tax rate for the period.

Non-GAAP Financial Information
The Company believes that EBITDA and non-GAAP net loss should be evaluated, in addition to, and not as an alternative for, net loss as determined in accordance with GAAP.  Both metrics are used by management when evaluating the performance of the Company.  Because not all companies use the same calculations, our definition of EBITDA may not be comparable to similarly titled figures from other companies.  In addition, when evaluating non-GAAP financial information, we exclude certain items that are not considered to be part of future operating results and which management excludes when evaluating the performance of the Company.  Descriptions of the items which are excluded are as follows:

Executive severance including stock-based compensation:  We exclude from our non-GAAP financial measures cash and non-cash stock-based compensation and perquisites associated with the separation of employment with executives of the Company.

Executive recruitment costs:  We exclude from our non-GAAP financial measures one-time costs incurred to attract and hire new executives.

Compliance Task Force and related costs:  We exclude from our non-GAAP financial measures third-party expenses we incur related to our Compliance Task Force.  These expenses include professional and legal fees.

Gain on available-for-sale securities:  We exclude from our non-GAAP financial measures gains and losses we record when we sell equity securities and other investments.

CONTACTS:

Investors:  Kathy Donovan
Liberty Tax, Inc.
Vice President, Chief Financial Officer
(757) 493-8855
investorrelations@libtax.com

Media:  Martha O’Gorman
Liberty Tax, Inc.
Chief Marketing Office
(757) 301-8022
martha@libtax.com